Thor Announces Improved Sales And Net Income From Continuing Operations For First Quarter

ELKHART, Ind., Dec. 1, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced improved sales and net income from continuing operations for the first quarter ended October 31, 2014.

First Quarter Highlights:

  Sales from continuing operations for the first quarter of fiscal 2015 were $922.0 million, up 15% from $800.0 million in the first quarter last year, as sales of both towable and motorized RVs posted double-digit growth.
  Net income from continuing operations for the first quarter was $39.2 million, up 8% from $36.4 million in the prior-year first quarter.  Including the discontinued operations of Thor's Bus business, net income for the first quarter was $38.9 million, down 5% from $41.1 million in the first quarter of fiscal year 2014, which included the gain on the sale of the Bus business.
  Diluted earnings per share (EPS) from continuing operations for the first quarter was $0.73, up 7% from $0.68 in the first quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the first quarter was $0.73, down 5% from $0.77 in the first quarter of fiscal 2014, which included the gain on the sale of the Bus business.
  Gross profit margins decreased to 12.8% in the first quarter compared to 13.1% in the prior-year period, due in part to the effects of the ongoing tight labor market in northern Indiana, other employee-related costs, changes in product mix and a slight increase in warranty expenses.

"Thor posted solid improvements in net sales and income from continuing operations in the first quarter of fiscal year 2015 driven by continuing growth in both our motorized and towable operations," said Bob Martin, Thor President and CEO. "Looking ahead, we see a number of very encouraging signs in our markets and among our dealers that provide us with optimism. As we attend our largest industry trade show in Louisville this week, we expect Thor will make additional strides as we continue to expand our product offerings to meet the needs and expectations of our dealers and retail consumers," he added.

Segment Highlights:

  Towable RV sales were $699.8 million for the first quarter, up 12% from $622.9 million in the prior year period. Towable RV income before tax was $49.3 million, up 8% from $45.6 million in the first quarter last year.
  Motorized RV sales were $222.2 million for the first quarter, up 25% from $177.1 million in the prior year first quarter. Motorized RV income before tax was $15.1 million, up 12% from $13.4 million last year.
  Consolidated backlog on October 31, 2014 was $909.7 million, up 24% from $733.2 million at October 31, 2013.  Towable RV backlog increased 56% to $653.5 million, compared to $419.8 million at the end of the first quarter of fiscal 2014.  Motorized RV backlog decreased 18% to $256.2 million from $313.4 million a year earlier, reflecting the impact of expanded production capacity on the Company's ability to meet higher demand levels more quickly.
  Thor's total cash balances increased to $313.6 million, with no long-term debt.

"With both the motorized and towable markets continuing to gain momentum, our recent investments in increased capacity should begin to pay off as we move through the fiscal year," said Peter B. Orthwein, Thor Executive Chairman. "The growth in our towable backlog also reflects the strong acceptance of our dealers to the many new products we introduced at our Open House in September. Thor's new products, especially those aimed at new buyers coming into the RV industry, should enhance our overall market position and provide growth opportunities in additional market segments, particularly in towables. We believe these efforts will provide us with a broader foundation on which to achieve our growth objectives over the long term.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus business, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2014 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2014 and 2013
($000's except share and per share data) (unaudited)

	3 MONTHS ENDED OCTOBER 31,
	2014	% Net Sales (1)	2013	% Net Sales (1)

Net sales	$ 921,992		$ 799,963

Gross profit	$ 117,665	12.8%	$ 105,183	13.1%

Selling, general and administrative expenses	57,989	6.3%	48,341	6.0%

Impairment charges	-	0.0%	710	0.1%

Amortization of intangible assets	3,689	0.4%	2,838	0.4%

Interest income, net	367	0.0%	505	0.1%

Other income, net	352	0.0%	642	0.1%

Income from continuing operations before income taxes	56,706	6.2%	54,441	6.8%

Income taxes	17,505	1.9%	18,047	2.3%

Net income from continuing operations	39,201	4.3%	36,394	4.5%

Income from discontinued operations, net of income taxes	(276)	0.0%	4,714	0.6%

Net income	$ 38,925	4.2%	$ 41,108	5.1%

Earnings per common share from continuing operations
Basic	$ 0.73		$ 0.68
Diluted	$ 0.73		$ 0.68

Earnings per common share
Basic	$ 0.73		$ 0.77
Diluted	$ 0.73		$ 0.77

Weighted avg. common shares outstanding-basic	53,336,592		53,205,004
Weighted avg. common shares outstanding-diluted	53,433,447		53,299,476

	SUMMARY BALANCE SHEETS - OCTOBER 31, ($000) (unaudited)

	2014	2013			2014	2013
Cash and cash equivalents	$ 313,627	$ 294,982	Current liabilities		$ 347,172	$ 374,298
Accounts receivable	243,923	239,691	Long-term liabilities		58,911	72,343
Inventories	221,851	197,227	Stockholders' equity		1,002,766	872,084
Deferred income taxes and other	71,784	58,523
Total current assets	851,185	790,423
Property, plant & equipment, net	174,664	146,692
Goodwill	256,579	253,276
Amortizable intangible assets	116,094	110,895
Other assets	10,327	17,439
Total	$1,408,849	$1,318,725			$1,408,849	$1,318,725

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com